Exhibit 99.1

Wright Express Reports First Quarter 2010 Financial Results

Reports 22% Revenue Growth Driven by 57% Increase in

MasterCard Revenue and Higher Fuel Prices

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--April 27, 2010--Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three months ended March 31, 2010.

Total revenue for the first quarter of 2010 increased 22% to $83.8 million from $68.5 million for the first quarter of 2009. Net income to common shareholders on a GAAP basis was $18.6 million, or $0.48 per diluted share, compared with $11.0 million, or $0.28 per diluted share, for the comparable quarter a year earlier.

On a non-GAAP basis, the Company’s adjusted net income for the first quarter of 2010 increased 46% to $23.7 million, or $0.61 per diluted share, from $16.3 million, or $0.42 per diluted share, for the year-earlier period.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the first quarter of 2010, the Company’s GAAP financial results include an unrealized $6.8 million pre-tax, non-cash, mark-to-market loss on these instruments. For the first quarter of 2009, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $6.5 million.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the first quarters of 2010 and 2009.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

First Quarter 2010 Performance Metrics

  Average number of vehicles serviced was down 5% from the first quarter of 2009 at approximately 4.5 million.

  Total fuel transactions processed declined 2% from the first quarter of 2009 to 61.8 million. Payment processing transactions were flat at 49.1 million, and transaction processing transactions decreased 9% to 12.7 million.
  Total revenue for the fleet segment increased 19% from the first quarter of 2009 to $73.4 million.
  Fleet payment processing revenue increased 27% from the first quarter of 2009 to $48.7 million.
  Average expenditure per payment processing transaction increased 37% from the first quarter of 2009 to $55.80.
  Average retail fuel price increased 38% to $2.76 per gallon from $2.00 per gallon in the first quarter of 2009.
  Total MasterCard purchase volume grew 31% to $853 million, from $649 million for the first quarter of 2009.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2010. This table is presented as Exhibit 2.

Management Comments on the First Quarter

“Fleet fueling volume is stabilizing as the economy strengthens, and our results for the first quarter reflect this and other signs of positive momentum in our business environment,” said Michael Dubyak, Chairman and CEO. “Total revenue was up 22% from the first quarter of 2009. Adjusted net income grew 46%, exceeding the high end of our guidance range, driven by continued strong growth in our MasterCard program, higher fuel prices and lower operating interest expense.”

“Thanks to our investments in sales, marketing and customer service, we were able to sustain our traditionally high customer satisfaction levels and keep our voluntary attrition rates low, while adding new fleets to our portfolio,” Dubyak said. “Given the improving economic trends, we believe it will be easier to see the positive impact of these organic growth initiatives in the second half of 2010 as transaction volume in our installed customer base begins to rebound.”

“In a recent third-party market research study we commissioned, Wright Express scored higher than any other fleet card provider in terms of brand impression and long-term customer satisfaction,” said Dubyak. “This strong brand positioning is integral to our value proposition and an important differentiator for us in a fleet card market that remains significantly underpenetrated. Reflecting our brand strength, our fleet marketing campaigns are producing solid results. Meanwhile, we have continued to execute successfully on our diversification strategy. Driven by growth in our MasterCard program, our diversified businesses generated 22% of our total revenue this quarter, compared with 19% in the first quarter of 2009.”

“Our resilient business model continues to generate significant cash flow,” Dubyak said. “We remain committed to leveraging our competitive advantages and our liquidity to capitalize on our market opportunities and continue to deliver consistent results in the quarters and years ahead.”

Financial Guidance

Wright Express Corporation is issuing financial guidance for the second quarter of 2010 and updating its guidance for full-year 2010. The guidance below assumes a significant year-over-year increase in average fuel prices, partially countered by the Company’s fuel-price derivative instruments. Reflecting the current economic trends, this guidance further assumes that volume in our existing customer base, or same store sales volume, will be neutral-to-positive for the year.

The Company’s guidance also assumes that second-quarter 2010 fleet credit loss will range from 12 to 17 basis points, and that fleet credit loss for full-year 2010 will range from 17 to 22 basis points. In addition, the Company expects interest rates to increase in 2010 from their current historically low levels.

The Company’s guidance does not reflect the impact of any stock repurchases that may occur in 2010. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments and the amortization of purchased intangibles. The fuel prices referenced below are based on the applicable NYMEX futures price:

  For the second quarter of 2010, Wright Express expects revenue in the range of $86 million to $91 million. This is based on an assumed average retail fuel price of $2.94 per gallon.
  Adjusted net income for the second quarter of 2010 is expected to be in the range of $24 million to $26 million, or $0.61 to $0.66 per diluted share, based on approximately 39 million shares outstanding.
  For the full year 2010, the Company expects revenue in the range of $358 million to $368 million. This is based on an assumed average retail fuel price of $2.88 per gallon.
  Adjusted net income for full-year 2010 is expected to be in the range of $93 million to $99 million, or $2.39 to $2.54 per diluted share, based on approximately 39 million shares outstanding.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, April 27, 2010, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.5 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: strengthening economic environment and positive momentum in our business environment; impact of our growth initiatives; the expected rebound in our installed customer base; the results of our fleet marketing campaign; delivery of consistent results in the quarters and years ahead; success on diversification efforts; generation of cash flow; and earnings guidance. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” and similar words and expressions. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: fuel price volatility, the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank and securities regulators, or possible changes in banking and derivatives regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report for the year ended December 31, 2009, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2010 and the Company’s subsequent periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2010	2009*

Service Revenues
Payment processing revenue	$57,764	$44,314
Transaction processing revenue	4,159	4,298
Account servicing revenue	8,269	8,959
Finance fees	8,384	7,064
Other	4,564	2,799

Total service revenues	83,140	67,434

Product Revenues
Hardware and equipment sales	706	1,064

Total revenues	83,846	68,498

Expenses
Salary and other personnel	19,620	17,853
Service fees	7,594	6,182
Provision for credit losses	5,911	4,235
Technology leasing and support	2,824	2,160
Occupancy and equipment	2,044	2,388
Depreciation and amortization	5,873	5,245
Operating interest expense	1,442	4,138
Cost of hardware and equipment sold	543	993
Other	5,802	5,980

Total operating expenses	51,653	49,174

Operating income	32,193	19,324

Financing interest expense	(726)	(2,020)
Net realized and unrealized (losses) gains on fuel price derivatives	(1,780)	653
Increase in amount due under tax receivable agreement	—	(570)

Income before income taxes	29,687	17,387

Provision for income taxes	11,133	6,410

Net income	18,554	10,977

Changes in available-for-sale securities, net of tax effect of $18 in 2010 and $32 in 2009
	34	57
Changes in interest rate swaps, net of tax effect of $(69) in 2010 and $406 in 2009
	(117)	700
Foreign currency translation	(198)	(24)

Comprehensive income	$18,273	$11,710

Earnings per share:
Basic	$0.48	$0.29
Diluted	$0.48	$0.28

Weighted average common shares outstanding:
Basic	38,334	38,339
Diluted	39,122	39,177

* See discussion of reclassification in Exhibit 2

WRIGHT EXPRESS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2010	December 31, 2009

Assets
Cash and cash equivalents	$12,375	$39,304
Accounts receivable (less reserve for credit losses of $10,338 in 2010 and $10,660 in 2009)	948,970	844,152
Available-for-sale securities	10,072	10,596
Fuel price derivatives, at fair value	2,935	6,152
Property, equipment and capitalized software (net of accumulated depreciation of $76,661 in 2010 and $72,955 in 2009)
	47,155	44,991
Deferred income taxes, net	176,579	183,602
Goodwill	315,163	315,227
Other intangible assets, net	33,367	34,815
Other assets	18,169	20,823

Total assets	$1,564,785	$1,499,662

Liabilities and Stockholders' Equity
Accounts payable	$358,075	$283,149
Accrued expenses	25,024	30,861
Income taxes payable	1,331	1,758
Deposits	406,233	423,287
Borrowed federal funds	76,603	71,723
Fuel price derivatives, at fair value	3,603	—
Revolving line-of-credit facility	112,400	128,000
Other liabilities	1,996	1,815
Amounts due under tax receivable agreement	107,753	107,753
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock;
No shares issued and outstanding in 2010, 0.1 shares issued and outstanding in 2009	—	10,000

Total liabilities	1,093,018	1,058,346

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,748 in 2010 and 41,167 in 2009 shares issued; 38,848 in 2010 and 38,196 in 2009 shares outstanding
	417	412
Additional paid-in capital	124,236	112,063
Retained earnings	430,692	412,138
Other comprehensive loss, net of tax:
Net unrealized gain on available-for-sale securities	57	23
Net unrealized loss on interest rate swaps	(293)	(176)
Net foreign currency translation adjustment	(332)	(134)

Accumulated other comprehensive loss	(568)	(287)

Less treasury stock at cost, 2,722 shares in 2010 and 2009	(83,010)	(83,010)

Total stockholders' equity	471,767	441,316

Total liabilities and stockholders' equity	$1,564,785	$1,499,662

WRIGHT EXPRESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended March 31,
	2010	2009

Cash flows from operating activities
Net income	$18,554	$10,977
Adjustments to reconcile net income to net cash provided by operating activities:
Fair value change of fuel price derivatives	6,820	6,471
Stock-based compensation	1,545	1,364
Depreciation and amortization	6,030	5,400
Deferred taxes	7,073	1,031
Provision for credit losses	5,911	4,235
Impairment of internal-use software	—	421
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(110,802)	(606)
Other assets	2,497	(2,091)
Accounts payable	74,950	41,649
Accrued expenses	(6,021)	(5,405)
Income taxes	(424)	5,195
Other liabilities	187	(1,723)
Amounts due under tax receivable agreement	—	570

Net cash provided by operating activities	6,320	67,488

Cash flows from investing activities
Purchases of property and equipment	(6,663)	(4,293)
Reinvestment of dividends on available-for-sale securities	—	(40)
Purchases of available-for-sale securities	(39)	—
Maturities of available-for-sale securities	613	356

Net cash used for investing activities	(6,089)	(3,977)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	582	—
Repurchase of share-based awards to satisfy tax withholdings	(955)	(418)
Proceeds from stock option exercises	1,017	—
Net decrease in deposits	(17,054)	(189,291)
Net increase in borrowed federal funds	4,880	—
Net decrease in revolving line-of-credit facility	(15,600)	(34,000)

Net cash used for financing activities	(27,130)	(223,709)

Effect of exchange rate changes on cash and cash equivalents	(30)	(31)

Net decrease in cash and cash equivalents	(26,929)	(160,229)
Cash and cash equivalents, beginning of period	39,304	183,117

Cash and cash equivalents, end of period	$12,375	$22,888

Supplemental cash flow information
Interest paid	$1,317	$9,751
Income taxes paid	$3,904	$182
Conversion of preferred stock shares and accrued preferred dividends to common stock shares	$10,004	$—

Exhibit 1

Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
First Quarter 2010 and 2009

(in thousands)
(unaudited)

	Three months ended March 31, 2010	Three months ended March 31, 2009

Adjusted net income	$23,674	$16,252
Non-cash, mark-to-market adjustments on derivative instruments	(6,820)	(6,471)
Amortization of purchased intangibles	(1,372)	(1,280)
Asset impairment charge	--	(421)
Non-cash adjustments related to tax receivable agreement	--	(570)
Tax impact of foregoing adjustments	3,072	3,467
GAAP net income	$18,554	$10,977

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement, and non-cash asset impairment charges. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized for calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2

Wright Express Corporation
Selected Non Financial Metrics

	Q1 2010	Q4 2009	Q3 2009	Q2 2009	Q1 2009
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	49,118	50,235	53,036	51,579	49,297
Gallons per payment processing transaction	20.2	20.4	20.4	20.4	20.3
Payment processing gallons of fuel (000s)	993,935	1,023,346	1,080,678	1,050,835	1,003,189
Average fuel price	$2.76	2.64	2.58	2.33	2.00
Payment processing $ of fuel (000s)	$2,740,701	2,706,295	2,784,619	2,443,482	2,010,123
Net payment processing rate	1.78%	1.75%	1.77%	1.82%	1.91%
Fleet payment processing revenue (000s)	$48,713	47,376	49,397	44,453	38,310

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$852,631	786,510	875,752	771,469	649,048
Net interchange rate	1.06%	1.12%	1.10%	1.11%	0.93%
MasterCard payment processing revenue (000s)	$9,051	8,836	9,660	8,589	6,004

Note: The condensed consolidated statement of income has been corrected for an immaterial error related to the classification of customer discounts for electronic payments. Payment processing revenue and operating interest expense decreased by the same amount each period. Operating income and net income were not impacted by this change.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Steve Elder, 207-523-7769
Steve_Elder@wrightexpress.com